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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported) January 12, 1996



                           THE SUMMIT BANCORPORATION
             (Exact Name of Registrant as Specified in its Charter)



     New Jersey                      0-8026                  22-2007124
(State or other jurisdiction    (Commission File No.)   (IRS Employer ID No.)
or incorporation



                       One Main Street, Chatham, NJ 07928
                    (Address of Principal Executive Offices)

        Registrant's Telephone Number, Including Area Code 201-701-2666.










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Item 5.  Other Events

         On January 12, 1996, at a special meeting of shareholders of The Summit Bancorporation ("Summit"), the shareholders of Summit approved the Agreement and Plan of Merger dated September 10, 1995 as amended by Amendment No. 1 dated December 1, 1995 (the "Merger Agreement") between UJB Financial Corp. ("UJB") and Summit and the transactions contemplated thereby.

         The number of shares of Summit common stock present and eligible to vote in person or by proxy at the special meeting of shareholders of Summit was 27,826,826 or 81.5% of the number of shares of Summit common stock outstanding on December 5, 1995, the record date for determining the holders of Summit common stock entitled to notice of and to vote at the special meeting. Of those shares cast at the special meeting, approximately 98% voted for approval of the Merger Agreement and the transactions contemplated thereby.

         Under the terms of the Merger Agreement, Summit will be merged with and into UJB in a stock-for-stock merger (the "Merger").

         Under the terms of the Merger Agreement, each outstanding share of Summit's common stock (other than shares beneficially owned by UJB or a subsidiary of UJB or held in the Treasury of Summit) will be exchanged for 0.90 shares of UJB common stock. In addition, all shares of $25.00 stated value Adjustable Rate Cumulative Preferred Stock of Summit (other than shares beneficially owned by UJB or a subsidiary of UJB or held in the Treasury of Summit) will be converted into one share of $25.00 stated value Adjustable Rate Cumulative Preferred Stock of UJB, a class of UJB Preferred Stock containing similar rights, preferences, and limitations as Summit's Adjustable Rate Cumulative Preferred Stock.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits.

         (c)     Exhibits

         99      News Release by The Summit Bancorporation dated January 12,
                 1996.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    THE SUMMIT BANCORPORATION
                                    (Registrant)

Dated:  January 12, 1996            By: /s/ John F. Kuntz
                                       ---------------------------------------
                                        (Signature)
                                        John F. Kuntz
                                        Senior Vice President, General Counsel,
                                        and Corporate Secretary

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                               INDEX TO EXHIBITS



Exhibit No.            Description                               Page
-----------            -----------                               ----
99                     News Release Dated September 11, 1995